Exhibit 107

Calculation of Filing Fee Table

424(b)(5)
(Form Type)

Portland General Electric Company

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(r)	11,615,000	499,445,000	0.00011020	$55,038.84
Total Offering Amounts						55,038.84
Total Fees Previously Paid						--
Total Fee Offsets						--
Net Fee Due						55,038.84

(1)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on Form S-3 (File No. 333-266454) in accordance with
 Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.